Exhibit 3.1

AMENDED

ARTICLES OF INCORPORATION

OF

PUGET ENERGY, INC.

ARTICLE 1

NAME

The name of the corporation is Puget Energy, Inc.

ARTICLE 2

PURPOSE

The corporation is organized for the purposes of engaging in or transacting any and all lawful business for which a corporation may be incorporated under the Washington Business Corporation Act.

ARTICLE 3

DURATION

The corporation has perpetual existence.

ARTICLE 4

REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 10885 NE 4th Street, Bellevue, Washington 98004 and the name of the registered agent at such address is Jennifer O’Connor.

ARTICLE 5

CAPITAL STOCK

The total authorized shares of the corporation shall consist of One Thousand (1,000) shares of Common Stock with a par value of $0.01 per share.

ARTICLE 6

PREEMPTIVE RIGHTS

Shareholders of the corporation have no preemptive rights to acquire additional shares of stock or securities convertible into shares of stock issued by the corporation. Any and all shares of stock and securities convertible into shares of stock that may be issued at any time may, in whole or in part, be disposed of without having been offered to shareholders.

ARTICLE 7

THE BOARD OF DIRECTORS

The corporation shall have a Board of Directors. The function and authority of the Board of Directors is limited by the shareholder, with certain matters reserved to the shareholder, pursuant to Section 23B.08.010 of the Washington Business Corporation Act, as set forth in these Articles of Incorporation and the Bylaws of the corporation. The corporation’s Bylaws, which are intended to be an “Agreement Among Shareholders” pursuant to Section 23B.07.320 of the Washington Business Corporation Act, set forth: (a) the qualifications of the directors; (b) the manner of the election, removal and replacement of the directors (c) the manner of voting by the directors, including weighted voting rights and the use of proxies, and (d) the matters subject to a vote by the directors, among the directors, and by the shareholder.

ARTICLE 8

INDEMNIFICATION

8.1 The corporation shall to the full extent permitted by the Washington Business Corporation Act no or hereafter in force indemnify all (a) directors, alternates or proxies for directors, observers to the Board of Directors, and officers of the corporation and (b) any person who is or was serving at the request of the corporation as an officer, manager, director, member, partner, agent, fiduciary or trustee of another person or entity (each such person listed in subsections (a) and (b) of this sentence, an “Indemnified Person”); provided that a person shall not be an Indemnified Person by reason of providing, on a fee-for-services basis, trustee, fiduciary, advisory or custodial services. However, such indemnity shall not apply on account of:

(i) acts or omissions of the Indemnified Person finally adjudged to be intentional misconduct or a knowing violation of law;

(ii) conduct of the Indemnified Person finally adjudged to be in violation of Section 23B.08.310 of the Washington Business Corporation Act; or

(iii) any transaction with respect to which it was finally adjudged that such Indemnified Person personally received a benefit in money, property, or services to which the Indemnified Person was not legally entitled.

The corporation shall indemnify and advance expenses for Indemnified Persons pursuant to the terms set forth in the Bylaws, or in a separate directors’ resolution or contract with the Indemnified Person.

8.2 The Board of Directors may take such action as is necessary to carry out these indemnification and expense advancement provisions. The Board of Directors is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

8.3 Any amendment, modification or repeal of this Article 8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Article 8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

ARTICLE 9

LIMITATION OF LIABILITY

9.1 No person who is or was an Indemnified Person shall be liable to the corporation, or any shareholder, in its capacity as such, or any other persons who have acquired interests in the corporation’s securities, for any monetary damages, losses, claims, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising as a result of any act or omission of an Indemnified Person, or for any breach of contract or any breach of duties (including breach of fiduciary duties) whether arising at law, in equity or otherwise, provided, however, that such provisions shall not eliminate or limit the liability of an Indemnified Person for (a) acts or omissions that involve intentional misconduct or a knowing violation of law by the Indemnified Person, (b) conduct of the Indemnified Person violating Section 23B.08.310 of the Washington Business Corporation Act, or (c) any transaction from which the Indemnified Person will personally receive a benefit in money, property, or services to which such Indemnified Person is not legally entitled.

9.2 If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of any Indemnified Person, then the liability of such Indemnified Person shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended.

9.3 Any amendment, modification or repeal of this Article 9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Persons under this Article 9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted, and provided such person became an Indemnified Person hereunder prior to such amendment, modification or repeal.

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